Exhibit 99.(h)(2)

Schedule A

LIST OF PORTFOLIOS

Oakmark Global Large Cap ETF

Oakmark International Large Cap ETF

Oakmark U.S. Concentrated ETF

Oakmark U.S. Large Cap ETF

Dated: November 11, 2025